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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                   FORM N-8A


          NOTIFICATION OF REGISTRATION FILED PURSUANT TO SECTION 8(a)
                     OF THE INVESTMENT COMPANY ACT OF 1940

     The undersigned investment company hereby notifies the Secutities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

     Name: Salomon Brothers Variable Series Funds Inc
Address of Principal Business Office (No. & Street, City, State, Zip Code): c/o Salomon Brothers Asset Management Inc, Seven World Trade Center,
New York, New York 10048 Telephone Number (including area code):
(212) 783-7000
Name and address of agent for service of process: Michael S. Hyland, Salomon Brothers Asset Management Inc, Seven World Trade Center, New York,
New York 10048

Check Appropriate Box:


     Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:
YES [X]  NO [ ]



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                                   SIGNATURE

     Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in the City of New York and the State of New York on the 15th day of October, 1997.


                              Salomon Brothers Variable Series Funds Inc.
                              (Name of Registrant)


                              By:  /s/ MICHAEL S. HAYLAND
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                                 Michael S. Hayland
                                 President


Attest: /s/ ALAN MANDEL
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        Alan Mandel
        Treasurer